Exhibit 10.74

Loan Agreement

Party A (the “Lender”): Beijing Ambow Shengying Education and Technology Co., Ltd.

Party B (the “Borrower”): Suzhou Zhixinliren Investments Co., Limited

WHEREAS:

Through friendly consultations and in the spirit of equality and mutual benefits, the Parties agree as follows:

1.	Principal of the Loan:

Party A agrees to provide a loan to Party B in the principal amount of RMB 42,000,000 (the “Loan”) in accordance with the terms and conditions set forth in this loan agreement (this “Agreement”).

2.	Undertaking of the Borrower:

Party B shall use the Loan borrowed from Party A for its business operations. Party A agrees to provide the Loan.

3.	Payment Method:

After signing of this Agreement, Party A shall wire the Loan in installments to the bank accounts Party B designated.

4.	Interest:

The Parties agree that the Loan is interest-free.

5.	Term:

The term of the Loan starts from the date that Party A pays the first installment of Loan and ends one year thereafter.

6.	Repayment of the Loan:

Party B shall repay the Loan to Party A by the due date and wire the repayment to the bank account Party A designated. The repayment obligation of Party B under this Agreement does not suspend or delay by any actions from Party B other than repayment.

7.	Statement and Warrant of Party B:
7.1	This Agreement and all side agreements are true, accurate, complete and effective, without misstatement and significant omission;
7.2	Party B has obtained all internal approvals regarding the loan, and will obtain any other related government authorities approval (if needed);

7.3	Party B that it will use the loan as agreed in section 1;
7.4	Party B assures that Party A that it has authority to oversee the use of the loan;
7.5	Party B assures that it shall repay the loan as agreed in this Agreement.

8.	Default:

If Party B fails to any statement and warrant it committed in Section 7, Party A shall issue written notice to terminate this Agreement. The termination of this Agreement does not relieve Party B of its repayment obligations.

If Party B fails to pay the loan as it becomes due and it is not caused by Party A, Party B shall undertake the obligation of default. Party B shall indemnify Party A the principal and overdue fee at rate of 0.03% of the principal under this Agreement on a daily basis.

9.	Effectiveness of this Agreement:

If any dispute arises between the Parties in connection with the interpretation and performance of the terms hereof, the Parties shall negotiate in good faith to resolve such dispute. If no agreement can be reached, either Party shall have the right to submit such dispute to The Republic of China Arbitration Association for arbitration in accordance with its then effective rules. The arbitration shall be held in Beijing.

10.	Effectiveness of this Agreement:

This Agreement becomes effective from the date that the Parties stamp or their duly authorized representatives sign. This Agreement is signed by two copies. Each party holds one copy.

PARTY A: Beijing Ambow Shengying Education and Technology Co., Ltd.

Authorized Representative:
Signature:	/s/
Date: April 5, 2017

Party B: Suzhou Zhixinliren Investments Co., Limited
Authorized Representative:
Signature:	/s/
Date: April 5, 2017